Exhibit 99.1

Cascade Microtech Reports Third Quarter 2008 Results

Revenues of $21.1 million, up 9% sequentially and Loss per share of 10 cents

PORTLAND, Ore.—(BUSINESS WIRE)—October 28, 2008—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the third quarter ended September 30, 2008.

Highlights for the Third Quarter 2008 include:

•	Revenues of $21.1 million, up 9% sequentially but down 1% from Q3 last year.

•	$14.5 million in probe station and engineering probe revenue, up 12% sequentially but down 8% from Q3 last year

•	$ 6.6 million in probe card and socket revenue, up 3% sequentially and up 18% over Q3 last year.

•	Loss per share was $(0.10) compared to a loss per share of $(0.14) sequentially and loss per share of $(0.02) from Q3 last year.

•	The loss for the third quarter 2008 includes severance charges of $490,000 related to a previously announced restructuring of the Company along functional lines.

“During the quarter we took steps to restructure our business and reduce our cost structure. However, in common with an emerging consensus in the industry, we do not expect a short-term rebound in market conditions, and our fourth quarter guidance reflects this view”, said Geoff Wild, CEO of Cascade Microtech. “During this period, we shall continue to closely manage our expenses and conserve cash but still make the necessary investments to position the business for a market recovery,” added Mr. Wild.

Revenue for the third quarter was $21.1 million, net loss for the quarter was $1.3 million and loss per share was $(0.10), compared to revenue of $19.3 million, net loss of $1.9 million and loss per share of $(0.14) for the second quarter of 2008.

Financial Outlook

Based on the current backlog, anticipated bookings and the current malaise in the economic environment, Cascade anticipates that fourth quarter 2008 revenues will be in the range of $15.0 million to $19.0 million and that diluted earnings per share will be in the range of a loss of $(0.12) to $(0.25).

In view of the current turbulent economic environment and the decline in Cascade’s stock price, the fair value of one or more of its reporting units may have been, or may be in the future, reduced below its carrying value. As a result, Cascade is currently conducting an analysis to determine if there has been an impairment of goodwill and intangibles that could result in a non-cash charge which, if necessary, would be reflected in the company’s third quarter results and reported in the company’s Quarterly Report on Form 10-Q. As of September 30, 2008, prior to any impact from an impairment charge, Cascade’s total goodwill balance was $17.4 million and its purchased intangible asset balance was $13.2 million.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and earnings in the fourth quarter of 2008 and the comments by Mr. Wild are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity, the results of our goodwill and intangibles impairment analysis and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on October 28, 2008 to discuss its results for the third quarter ended September 30, 2008 and its outlook for the fourth quarter of 2008.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 57322304; International: 617-801-6888.)

Contact:	Cascade Microtech, Inc.

Steven Sipowicz, Chief Financial Officer, 503 601-1000

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended September 30
	September 30 2008	June 30 2008	September 30 2007	2008	2007
Sales	$21,128	$19,287	$21,343	$61,174	$67,930
Cost of sales	12,068	10,889	11,455	33,933	36,977

Gross profit	9,060	8,398	9,888	27,241	30,953

Operating expenses:
Research and development	2,308	2,826	2,723	8,040	8,482
Selling, general and administrative	7,739	7,335	6,748	21,953	20,851
Amortization of purchased intangibles	582	649	667	1,879	1,328

Total operating expenses	10,629	10,810	10,138	31,872	30,661

Income (loss) from operations	(1,569)	(2,412)	(250)	(4,631)	292

Other income (expense):
Interest income, net	221	227	330	711	1,150
Other, net	(369)	(183)	(101)	(113)	(56)

Total other income (expense), net	(148)	44	229	598	1,094

Income (loss) before income taxes	(1,717)	(2,368)	(21)	(4,033)	1,386
Provision (benefit) for income taxes	(426)	(510)	195	(868)	316

Net income (loss)	$(1,291)	$(1,858)	$(216)	$(3,165)	$1,070

Net income (loss) per share-Basic and Diluted
Basic	$(0.10)	$(0.14)	$(0.02)	$(0.24)	$0.09
Diluted	$(0.10)	$(0.14)	$(0.02)	$(0.24)	$0.08
Shares used in computing net income (loss) per share:
Basic	13,108	13,046	12,799	13,047	12,447
Diluted	13,108	13,046	12,799	13,047	12,755

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited, in thousands)

September 30, 2008 and December 31, 2007

Assets	September 30, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$4,422	$4,900
Marketable securities	25,521	24,521
Accounts receivable, net	16,890	18,195
Inventories	19,494	18,608
Prepaid expenses and other	1,141	1,874
Assets held for sale	562	—
Deferred income taxes	3,071	2,729

Total current assets	71,101	70,827
Long-term investments	5,039	4,836
Fixed assets, net	13,799	14,575
Goodwill	17,406	17,310
Purchased intangible assets, net	13,163	15,042
Other assets	2,820	2,691

	$123,328	$125,281

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$16	$13
Accounts payable	4,773	5,158
Deferred revenue	905	1,102
Accrued liabilities	3,984	5,589

Total current liabilities	9,678	11,862
Long-term debt and capital leases	59	51
Deferred income tax	3,064	3,114
Deferred revenue	413	481
Other long-term liabilities	2,380	2,168

Total liabilities	15,594	17,676

Stockholders’ equity:
Common stock	83,028	79,697
Unrealized holding gain on investments	8	45
Retained earnings	24,698	27,863

Total stockholders’ equity	107,734	107,605

	$123,328	$125,281